Exhibit 99.A

CTE Investor Relations

100 CTE Drive

Dallas, PA 18612-9774

Investor News

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations and Corporate Communications (570) 631-2807

CTE Announces Results of 2006 Annual Meeting of Shareholders

Dallas, PA – May 18, 2006 – Commonwealth Telephone Enterprises, Inc. (“CTE”) [Nasdaq: CTCO], announces the results of its 2006 Annual Meeting of Shareholders, held today in Wilkes-Barre, Pennsylvania.

At the meeting, CTE’s shareholders favorably voted to:

•	Re-elect three Board of Directors, John R. Birk, David C. Mitchell and Walter Scott, Jr., to Class I to serve for a term of three years;

•	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2006;

•	Adopt the Amended CTE Equity Incentive Plan;

•	Adopt the CTE 2006 Bonus Plan; and,

•	Adopt the CTE Deferred Compensation Plan.

For more information regarding the proposals that were approved at today’s Annual Meeting, please visit CTE’s web site at www.ct-enterprises.com to view the Company’s proxy statement.

About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves business and residential customers with a full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

(more)

CTE - 2

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. CTE deploys broadband DSL technology to offer high-speed Internet access in the CT and CTSI service territories. CTE’s support businesses include epix® Internet Services (www.epix.net), a rural dial-up Internet service provider (“ISP”), and Commonwealth Communications, a provider of telecommunications equipment and facilities management services.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com. However, the information on this web site does not form a part of this release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and CTE intends that such forward-looking statements be subject to these safe harbors. Such forward-looking statements involve risks and uncertainties that could significantly affect expected results in the future differently than expressed in any forward-looking statements made by CTE. These risks and uncertainties include, but are not limited to, uncertainties related to CTE’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, reductions in rates or traffic that are subject to access charges, changes in the competitive environment in which CTE operates and receipt of necessary regulatory approvals.

# # #